                            TARGET THERAPEUTICS, INC.
                    ----------------------------------------
                       CALCULATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)

                                                                    EXHIBIT 11.1

                                                                      Year ended March 31,
                                                                      --------------------
                                                                    1996      1995      1994
                                                                    ----      ----      ----

Income before cumulative effect of accounting change               $11,702   $ 7,378   $ 4,320
Cumulative effect of change in method of accounting
     for income taxes                                                  ---       ---       631
                                                                   -------   -------   -------
Net income                                                         $11,702   $ 7,378   $ 4,951
                                                                   =======   =======   =======

Weighted average shares outstanding during the year                 14,414    14,110    13,736
Common equivalent shares                                               866       356       470
                                                                   -------   -------   -------

Shares used in calculation of net income per share                  15,280    14,466    14,206
                                                                   =======   =======   =======

Net income per share:
     Income before cumulative effect of accounting change          $   .77   $   .51   $   .30
     Cumulative effect of change in method of accounting
         for income taxes                                              ---       ---       .05
                                                                   -------   -------   -------
     Net income per share                                          $   .77   $   .51   $   .35
                                                                   =======   =======   =======


The difference between the computation of the primary and fully-diluted earnings per share is less than 3 percent. Therefore, only primary net income per share is shown above.